SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of Earliest Event Reported): November 25, 2008 (November 19, 2008)

ELEPHANT TALK COMMUNICATIONS INC.
(Exact name of registrant as specified in Charter)

California	000-30061	95-4557538
(State of other Jurisdiction of incorporation)	(Commission file no.)	(IRS employer identification no.)

Schiphol Boulevard 249, 1118 BH Schiphol, The Netherlands
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (31 0 20 653 5916)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Agreements of Certain Officers.

On November 19, 2008, Willem Ackermans notified Elephant Talk Communications, Inc. (the “Registrant”) that effective December 15, 2008, he is resigning from the board of directors of the Registrant and from his position as Chief Financial Officer to concentrate his time and efforts on other work-related commitments. Mr. Ackermans did not resign from the Company’s Board of Directors as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In addition, the board of directors appointed Mark Nije as the Chief Financial Officer of the Company, effective December 15, 2008, to hold office until his successor has been chosen and elected or until his earlier resignation or removal.

Mark Nije, 46, has been general manager, Europe since January 1, 2007, a function he held since the end of 2004 within Benoit Telecom Group, which was acquired by the Registrant effective January 1, 2007. Mr. Nije has experience in project management, business development, investment management, logistics and telecommunications. Mr. Nije started as project manager and management consultant for Tebodin Consulting Engineers and Reitsma & Wertheim M&A specialists, the Netherlands. In 1990 he co-founded Logistic Management International NV (LMI), an international cargo transportation and airport handling company at the airport of Curacao, Netherlands Antilles. During those years he served as a board member and vice-chairman of the Curacao Exporters Association. From 2000-2002 Mr. Nije was co-founder and director of PickYourGifts BV, an internet start-up. In 2003 he became partner of QAT Investments SA, the Luxemburg venture capital fund, where he has been active as investment manager and/or board member in various ICT related ventures of QAT. Currently he is a non-executive board member of LMI and member of the Dutch Association of CEO’s and Directors (NCD).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ELEPHANT TALK COMMUNICATIONS INC.

By:	/s/ Steven van der Velden
Steven van der Velden
President, Chief Executive Officer

Dated: November 25, 2008